Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Sunrise New Energy Co., Ltd.on Form F-3 of our report dated May 16, 2023 with respect to our audit of the consolidated financial statements of Sunrise New Energy Co., Ltd. as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on Form 20-F of Sunrise New Energy Co., Ltd. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Marcum Asia CPAs LLP

New York, NY

June 2, 2023